UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.   )

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Lord Abbett Global Fund, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Global Income Fund Script

Hello, Mr. /Ms. Financial Advisor, this is                              from Lord Abbett, how are you?

I’m calling to let you know about a Lord Abbett Fund that some of your clients own. It’s the Global Income Fund. We’re proposing some changes that require shareholder approval so we are conducting a proxy vote.

First, we wanted to thank you for your continued support and we appreciate the business you do with Lord Abbett – so if you have a moment I wanted to give you the highlights of these changes and share some info that may help in your conversations with clients.

Let me explain what the reasons are for doing this. When we launched Global Income in 1988, investing opportunities were generally found in developed countries and regions such as the United States, Western Europe and Japan. Now these developed countries generally offer economic and interest rate cycles that coincide or at least overlap with one another. The diversification that was available in 1988 no longer exists.  The formation of the European Union created commonality among once different economies and eliminated many currency opportunities completely.  Today, developing markets are assuming increasingly prominent roles in the global economy and often have cycles, and opportunities, unrelated to developed markets.  We think repositioning the Fund may give the Fund opportunities to seek increases in capital appreciation and potentially higher investment yields.

On top of that, we also want exposure that is NOT correlated to the U.S. markets. We think this could potentially result in a portfolio with lower overall volatility. It’s fair to point out that developing markets have risks – but your clients need to know that we’re very good at evaluating investment opportunities and we believe this new Fund could potentially provide good opportunities for them.

The proposed changes would:

•                  Change the Fund’s current investment objective:  Right now the Fund seeks high current income consistent with reasonable risk, with capital appreciation as a secondary consideration. Under the proposed new investment objective, the Fund would seek high total return.  The Fund would seek total return from both capital appreciation and current income.

•                  Change the Fund’s principal investment strategy:  Right now the Fund invests primarily in high-quality and investment grade debt securities of domestic and foreign companies.  Under the proposed new strategy, the Fund would invest at least 80% of its assets in instruments that provide investment exposure to the currencies of, and in fixed income instruments denominated in the currencies of, developing markets.

•                  Change the Fund’s name and benchmark: The Fund is now called the Lord Abbett Global Income Fund and its benchmark is the Lehman Brothers Global Aggregate Bond Index. If the above changes are approved, the Fund would change its name to the Lord Abbett Developing Local Markets Fund and  its benchmark to the JPMorgan Emerging Local Markets Index Plus (ELMI+), to more accurately reflect the Fund’s new investment focus.

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Edward Jones Instructions

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UBS Instructions

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Merrill Lynch Instructions

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Smith Barney Instructions

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Given the proposed changes we are urging advisors to contact clients who own the Global Income Fund to review the proposed changes to the Fund..  Shareholders have been mailed proxy information and a detailed Q&A – we need their vote! Please urge them to read the proxy statement and approve these proposals.

If the client did not retain the proxy …

INTERNET	www.proxyweb.com

TELEPHONE	1-888-221-0697

MAIL	Proxy Services Lord Abbett Global Income Fund PO Box 9173 Farmingdale, NY 11735-9850

IN PERSON	At the Fund’s shareholder meeting: May 21, 2007, 11:00 a.m. 90 Hudson Street Jersey City, NJ 07302-3973

Although the proposed changes to the Fund present increased risks, we believe that the proposed changes could potentially offer increased capital appreciation and higher yields.  Thanks for your business and thanks for reaching out to clients about the proxy.  As always if there is anything we can do to help please let me know.

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